Original Date: 5 August 2017 Updated for Q2 2017: 12 September 2017 Subject to the disclosures, assumptions and qualifications set out in this presentation including, without limitation, the disclaimer set forth on page 2 Seadrill Limited Strictly Private & Confidential Project Eagle: Cleansing Presentation Exhibit 10.1

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Table of Contents Introduction & Update Market and Business Update Business Plan Recapitalisation Plan Treatment of Stakeholders Timing and Implementation

Introduction and Update

Process Update and Investment Opportunity Agreement has been reached on the key elements of Seadrill’s restructuring plan $1.06 bn ($860mm New Secured Notes and $200mm of new equity) of new capital from Hemen and Centerbridge (“HCB”), ad hoc group (“AHG”), and certain other holders Amendment & extension of bank facilities Equitisation of more than $2.5bn of outstanding bonds and derivative exposure Management of contingent liabilities Agreement provides a comprehensive 5-year plan We expect to implement the proposed restructuring plan through pre-arranged Chapter 11 commencing on 12 September 2017

Investment Opportunity Invest in Industry Leader Invest at the Bottom of the Cycle Seadrill has youngest fleet among the largest industry players Strong management team with deep industry relationships Supportive anchor shareholder with decades of experience in the maritime and drilling industry Significant scale and global reach provide strong commercial platform Offshore resources continue to be a significant portion of oil and gas reserves, and cost of supply is competitive on a full cycle basis Underinvestment during the down-cycle will require future investment at levels not seen in decades Dayrate and utilisation trends are following previous cycles: increased tender activity indicates industry improvement Collateral Coverage and Structural Downside Protection 2nd ranking security over banks’ cross-collateralised security at RigCo level Clean 1st ranking claim on cash collateral at NSNCo representing approximately 27% of NSN Clean 1st ranking security over IHCo and NSNCo shares and certain other assets provides additional protection Structural priority over claims at Seadrill Limited level Strong Return Profile Fees and mid-teens coupon provides base return even in the event of a modest recovery Equity to new capital provides strong gearing to industry recovery Commitment Fees and Closing Fees 5-year Runway Until Industry Fully Recovers No maturities until Mar-22(1) Significant amortisation reduction and flexibility through a deferral election Adequate forecasted liquidity under downside scenario No maintenance covenants except minimum liquidity until Q1 2021 No cash settlement of non-consolidated guarantees At the end of 5 year period, leverage through New Secured Notes is refinance-able 1. Lenders will be asked to consent within 30 days of the Petition Date to extend maturities by a further three months so that they fall between June 2022 and December 2024

Market and Business Update Market Conditions

Leadership Succession Plan Implemented CEO, appointed 1 July 2017 Former Chief Commercial Officer and Executive Vice President Joined Seadrill in April 2007 20 years experience in the drilling industry Will continue as a Director Former CEO, President and Director Joined Seadrill in February 2009 30+ years experience in the drilling industry Anton Dibowitz Per Wullf

Offshore Has A Significant Role to Play Offshore is a Significant Portion of Oil Companies Reserves… 43,499 39,663 28,117 27,637 21,213 15,173 13,729 Source: Wood Mackenzie as of Jun-17 MMBoe Current Breakeven Oil Price By Resource Type and Production Volume 2020E Liquids Production (mbbl/d) 0 20 40 60 80 Onshore Middle East Shelf Ultra Deep water Extra Heavy Oil Row Onshore Deepwater Oil Sands Russia Onshore 15 32 38 44 46 52 0 10 20 30 40 50 60 70 80 90 100 51 Extra heavy oil 43 North American Shale 37 Global liquids cost of supply Weighted average breakeven Price ($/bbl) Source: Evercore ISI Energy Research as of Feb-17

Source: Rystad Energy, Morgan Stanley Research estimates as of Jun-17 Existing production Gross additions NAm Onshore 0.3 Deepwater RoW Onshore 1-2% observed field decline rate (net of activity) Producing fields estimated to decline at ~7% absent any oilfield services activity NAm Onshore Deepwater New Projects (6.4mbbl/d) Infill Drilling (16.7mbbl/d) Shelf Global Liquid Production (mbbl/d) Over half of production growth through 2020 expected to come from the offshore segment Offshore Will Be A Critical Source Of Future Supply Shelf RoW Onshore 3-4% observed decline rate (excluding shale)

Offshore Needed To Bridge Production Gap Estimated incremental demand In mbpd, cumulative to 2020 Sources of additional supply In mbpd, cumulative to 2020 Pipeline – upstream projects, 2017-2020 Shale (base, at $60/b oil) Shale (additional, at $80/b oil) Production needs from offshore and other sources Source: IEA, Fearnleys IEA estimate that in order to compensate for three years of suppressed investment (2015-2017), ~21 billion barrels of new projects will need to be approved annually between 2018-2025 – levels not seen since the 1970s

Increasing Tendering Activity Source: Fearnley Securities - Drillers Weekly: Week 24 – June 13th 2017 Level of activity across tendering process In rig years Floaters Jack-ups Day rates have stabilised, albeit at low levels Marketed utilisation has begun to increase and is expected to continue based on tendering activity Opportunities Contracts

Market and Business Update Competitive Position And Recent Performance

Four Mutually Reinforcing Strategic Pillars Best Operations Right Rigs Strongest Relationships Leading Organisation Be the preferred drilling contractor and maximise returns to all stakeholders

Competitive Position: Floaters

Seadrill

Contract Coverage — Floaters


Number of Rig Units
(%)
50
40
30
20
10
0
60%
50%
40%
30%
20%
10%
0%
50%
52%
52%
37%
43%
43%
50%
22
1
23
7
6
14
10
1
12
6
6
7
5
3
6
4
3
2
2
Transocean
Seadrill Group(1)
Diamond Offshore
Ensco
Noble
Pacific Drilling
Rowan
1. Contracted
2. Warm stacked
3. Cold stacked
Utilization (%)

Average Floater Age


Av. Age (Years)
3
5
8
11
11
17
27
Rowan
Pacific Drilling
Seadrill Group(1)
Ensco
Noble
Transocean
Diamond Offshore

One of the largest and youngest floater fleet among major drillers
Best in class contract current contract coverage

Source: IHS Petrodata, Seadrill analysis – June 2017
1. Seadrill Group includes consolidated Seadrill, SDLP and Seamex

15

Competitive Position: Jack-ups One of the largest and youngest jack-up fleet among major drillers High current contract coverage Contract Coverage — Jack-ups Number of Units (%) Average Jack-ups Age Av. Age (Years) Source: IHS Petrodata, Seadrill analysis – June 2017 1. Seadrill Group includes consolidated Seadrill, SDLP and Seamex Figures for Seadrill Group include West Mischief, but exclude West Triton and West Resolute Seadrill Group(1) Seadrill Group(1)

Industry leading backlog additions in 2016 and 2017 Key contracts executed: 2016 West Eclipse – 2 year contract with Exxon Mobil in Angola West Tellus – 18 month extension with Petrobras in Brazil AOD I, II and III – 3 year extensions for each of 3 jack-ups with Saudi Aramco West Castor – 1 year contract for jack-up with ENI in Mexico West Phoenix – Contracts with Total and Nexen in UK covering the majority of 2017 2017 10 year contract for the West Elara and 10 year extension for the West Linus with Conoco Phillips in Norway – estimated $1.4bn in net backlog addition(1) Seamex JV - 2.5 year contract extensions for each of 5 jack-ups with Pemex(2) West Saturn – Contracts with Ophir (Ivory Coast) and Statoil (Brazil) utilising newly installed 2nd BOP and MPD (Managed Pressure Drilling) equipment West Hercules – contract with Siccar Point in UK for cold stacked unit Contracts subject to partners’ approval. Backlog estimate assumptions set out in North Atlantic Drilling press release April 11, 2017 Seamex is a 50% owned joint venture not consolidated by Seadrill Limited

Innovative Solutions To Serve Our Customers Integrated service offerings Managed pressure drilling Market indexed rates West Aquarius / Statoil Canada West Castor / ENI Mexico West Tellus / Petrobras Libra Field Brazil West Capella / Total Cyprus West Capricorn / BP US GoM

Opex per rig per day including overhead ($’000) Floaters 2016 Jack-ups Continued Focus On Cost Competitiveness

Outstanding Performance and Safety +8 points 2016 YTD May 2017 Economic utilisation Total Recordable Injury Frequency Our uptime has been at sustained record highs in 2016 and this year…. …while we’ve managed to reduce injuries below industry benchmark

Summary Offshore has a role to play in providing the world’s energy Production gap that requires offshore to plug Dayrate and utilisation trend following patterns from previous cycles just before recovery Increase in tendering activity a good leading indicator for the market Results in the past two years demonstrate we can deliver, even in the toughest of times Substantial cost reductions Record utilisation and improved HSE Backlog additions in 2016 and 2017 ahead of peers Seadrill has the right strategy and assets to succeed in the competitive drilling industry Right focus: operations, rigs, customers and people Relatively high proportion of rigs on contracts Modern, high specification fleet

Business Plan

Financial Model We have prepared a Financing Case and Delayed Dayrate Case Difference relates to timing of a recovery in dayrates Delayed Dayrate Case is being used for investment committee and Banks’ credit approval process Conservative outlook for setting covenants and liquidity cushion Please refer to 9 December 2016 presentation materials filed on 31 January 2017 and Appendix B and C for additional detail

Key Assumptions – Delayed Dayrate Case BE Jackups Floaters (%) ($ k/d) HE Jackups Contract dayrates where applicable Independent 3rd party dayrate and utilisation assumptions (Fearnley) thereafter Idle time between contract end to Fearnley Cold stacked rigs cost $10k/d and estimated reactivation fees of $30mm for floaters and $10mm for jack-ups (%) ($ k/d) (%) ($ k/d)

Main Developments and Changes Since December Item Update as of Q2-17 Actuals update Actuals included through the end of Q2-17 Seadrill Limited backlog increased $1.4 bn 8 fixtures Sale of 3 Jack-ups $225 million gross proceeds received Of which $102 million used to repay bank debt associated with rigs sold West Mira Settlement $170 million received Actuals included through the end of Marc

Unlevered Free Cash Flow – Delayed Dayrate Case EBITDA Unlevered Free Cash Flow The business continues to generate cash throughout the period Business model not broken Revenue ($mm) ($mm) ($mm)

Cashflow Sensitivity Analysis Delayed Dayrate Case UFCF: $3,989 million over forecast period (2018 – 2022) Analysis applies the reduction / increase over the entire forecast period -5% Utilisation +5% Dayrate +10% Dayrate +5% Utilisation +10% Utilisation -5% Dayrate -10% Dayrate -10% Utilisation

Cash Hazards and Opportunities Hazards Opportunities Entity Affected / Beneficiary Newbuilds guarantee settlement TBD - RigCo Working capital increase - +$50 million RigCo Support for JV’s -$40 million - RigCo Credit charges for prospective interest rate hedging TBD - RigCo Seadrill Partners distributions(1) -$40 million p.a. - IHCo Sapura deferred consideration(2,3) - +$110 million RigCo / NSNCo Seabras Sapura J.V. dividends - +$40 million p.a. NSNCo Includes distributions from subsidiaries of Seadrill Partners to Seadrill Partners that are then up-streamed and distributions from Seadrill Ltd’s direct stake in the subsidiaries of Seadrill Partners As of June 30, 2017 NSNCo benefits post-closing, subject to a minimum outstanding balance of $55m

Recapitalisation Plan

Overview Objectives 5-year plan to bridge to a recovery Attract new capital Manage contingent liabilities Remain competitive post refinancing Scope Seadrill Limited (incl. NADL, Sevan and AOD) All facilities that have Seadrill Limited covenants Principles Consensual approach Timely execution Lowest execution risk

Current Group Structure North Atlantic Drilling, Ltd. Archer SeaMex Ltd Sevan Drilling Ltd. Seadrill Partners LLC Seabras Sapura Asia Offshore Drilling Non-Consolidated Entities Legend Equity Interests Parent Subsidiaries Consolidated Entities Other Non-Consolidated Entities Seadrill Limited Consolidated Entities 46.6% 50.1% 70.4% 66.2% 50.0% 15.7% 50.0%

Group Liabilities Addressed, as of Q2 2017 Liabilities     Size ($mm) Secured Seadrill Limited Debt (incl. NADL, Sevan and AOD)  $5,953 Ship Finance Loans 835(1) Total Secured Debt $6,788 Unsecured Bond Debt $2,297 Seabras Sapura Guaranteed Debt 736 Archer(2) 296 SDLP Guaranteed Debt 583 Seadrill Limited Contingent Liabilities $1,615 Seadrill Limited Guaranteed Newbuild Obligation $1,830 Derivative Contracts $280 Total Liabilities Addressed by Plan (as of Q2-17) $12,810 Represents SFL debt consolidated on Seadrill’s balance sheet. Total lease liability $1,181mm Balance as of Q1 2017; the guarantees were managed prior to the end of Q2 2017

Other Current Liabilities Already Addressed Entity Liability (as of Q2-17) Treatment Credit Approval Documentation Archer(1) $296 million Remove guarantee of bank debt Remove event of default on sponsor default ü ü Seamex Zero as of Sept 2016 Remove event of default on sponsor default ü ü SDLP $583 million Structural separation of SDLP and Seadrill facilities including removal of Seadrill guarantees of SDLP bank debt ü ü Balance as of Q1 2017; the guarantees were managed prior to the end of Q2 2017

Key Parts Of The Plan Supported by strong operational performance Amendment and extension of Bank Facilities Manage newbuild risk Equitisation of bonds, existing derivatives and other unsecured claims Restructuring of SFL bareboat charter payments New Capital Contingent liability insulation Manage interest rate risk

Liquidity After Restructuring ($mm) 35 Liquidity After Restructuring – Delayed Dayrate Case (1) Consolidated cash includes cash in RigCo, IHCo, NSNCo and Seadrill Ltd; 2022 bank maturities assumed to roll Based on $1.06bn new money raised on 31-Mar-18 Consolidated Min Cash (Q1 2019)

Leverage After Restructuring Leverage Trajectory Net Debt / EBITDA (x) Leverage Profile Net leverage: 5.3x $9,630 Net leverage: 3.3x Net leverage: 1.9x

Could be reduced by $500 million from Amortisation Conversion Election In $mm Projected Principal Payments After Restructuring(1) Assumes 12-September Ch11 filing; bank facilities are fully repaid at maturity and lenders consent to extending bank maturities by a further three months 37 Under Delayed Dayrate case; assumes consent from lenders to provide additional 3-month maturity extension Amortisation in 2020 reflects the true-up for amortisation paid from 1 August 2017 to filing (2) Cash Sweep only paid if there is excess cash (tied to performance)(1) Maturity Profile before Restructuring Maturity Profile after Restructuring In $mm Amount paid pre-filing

Minimum Principal Payments 8 Includes maturities for Amortisation Conversion Election tranches; assumes consent from lenders to provide additional 3-month maturity extension Assumes $500m Amortisation Conversion Election is utilised and no cash sweep Assumes 12-September Ch11 filing; bank facilities are fully repaid at maturity and lenders consent to extending bank maturities by a further three months In $mm Maturity Profile before Restructuring Maturity Profile after Restructuring(1) In $mm Amount paid pre-filing

Sources  In $ millions Usage Uses  In $ millions Illustrative Cash on B/S at Emergence $826 RigCo: All cash on B/S at transaction close Cash at RigCo $1,378 New Equity $200 RigCo: $200 Amendment Fees to Banks 24 RigCo: $523.9 Closing Fees 148 New Secured Notes $860 IHCo: $100 Cash at IHCo 100 NSNCo: $227.5 Cash at NSNCo 228 NSN Closing Fee: 1% NSN Closing Fee(1) 9 Total Sources $1,886 Total Uses $1,886 Illustrative Sources and Uses At Closing Assumes Filing Date of 12-Sep-17 and Emergence / Closing Date of 15-Apr-18 1% cash fee paid at closing

Unsecured Claims  Stakeholder Ownership of Seadrill Limited(1) New Secured Notes 57.5% pre dilution New Equity 25% pre dilution Unsecured Claims 15% pre dilution Existing Equity 2% pre dilution Structuring Fee to Ad Hoc Group 0.5% of equity pre dilution Structuring Fee to Hemen 5% of equity post dilution Seadrill Equity Ownership After Restructuring Fully Diluted(1)(2) 55% New Secured Notes Structuring Fee (Hemen) Existing Equity New Equity 1. Equity split in a consensual deal 2. Fully diluted before management incentive plan Structuring Fee (AHG)

Treatment of Stakeholders

Corporate Structure Post Restructuring

Seadrill



New Equity
Seadrill Limited(1)
Entities not pledged
Newbuilds and other entities pledged to NSNs which cannot be hived down
IHCo Share Pledge
IHCo
NSNCo Share Pledge
NSNCo
New Secured Notes
SDLP and other entities
NSNCo Accounts
NSN Ringfence
RigCo Share Pledge
RigCo
RigCo Cash Pool
Excess Sale Proceeds escrow account
Seadrill Management Limited
Secured Credit Facilities
100%
100%
66%
39-100%
100%
100%
Sevan(1)
NADL(1)
AOD
Vessel & Charter Cos
Seadrill Global Services

(1) Entities refer to New Seadrill, New Sevan, and New NADL with the current entities expected to be liquidated pursuant to Bermuda law

42

Key Amendments Maturity Extension: c.4 to 6 years Amortisation: 2017 (post filing): none; 2018: none 2019: none 2020: $358 million(1) Post 2020: $521 million p.a. Cash sweep beginning in Q2 2021 Financial Covenants: Minimum Liquidity: $650mm stepping down to $400mm Leverage and DSCR: tested from Q1-2021 Undrawn RCF: cancelled and replaced with $500mm ACE Bank Debt Amendment and Extension Includes true-up mechanism for any amortisation paid from 1 August 2017 to filing

Key Benefits To Banks Majority of cash at closing at RigCo Cross-collateralisation No principal impairment Guarantee from RigCo and Seadrill Limited Improved group-wide covenants Upfront 50bps fee and 100bps increased margin Bank Debt Amendment and Extension (Cont.)

New Secured Notes Amount Security $860 million $462.4 million commitment by Hemen and Centerbridge $397.6 million commitment by the ad hoc group ($357.6 million) and certain other holders ($40 million) $85 million Rights Offering to certain eligible holders of general unsecured claims, which reduces Hemen’s, Centerbridge’s and the ad hoc group’s commitment Junior to Banks’ cross-collateralisation at RigCo First lien over unencumbered assets $227.5 million cash collateral, subject to release mechanism Maturity 7-years post closing (or if later, 6 months after the last Bank maturity) Bullet repayment at maturity Economics 12% interest: 4% cash and 8% PIK 57.5% of reorganised equity in Seadrill Limited (before Structuring Fee and management incentive plan dilution)

New Secured Notes Commitment Fee Fee of 5% payable in cash at RSA signing to initial NSN commitment parties in accordance with the Investment Agreement Closing Fee Fee of 1% payable in cash at closing in accordance with the Investment Agreement Termination Fee None

New Equity Placement Amount $200 million $150 million committed by Hemen and Centerbridge $50 million commitment by the ad hoc group Up to $25 million of Hemen’s allocation available as Rights Offering to general unsecured claims Use of Proceeds All proceeds moved to RigCo except $25 million retained at Seadrill Limited Reorganised Equity 25% of new equity in Seadrill Limited (before Structuring Fee and management incentive plan dilution) Commitment Fee Fee of 5% payable in cash at RSA signing Ticking Fee Ticking fee of $100,000 per day if the new equity is not available for trade on the Oslo Stock Exchange within 90 days of the Confirmation Order being entered; provided that no ticking fee will apply if the new equity is not available for trade due to events not reasonable within the control of the Company Termination Fee None

Structuring Fees Structuring Fee: Payable to Hemen 5% of fully diluted reorganised equity in Seadrill Limited after equitisation of bond/swap claims, Structuring Fee: Payable to AHG and, if applicable, allocation to existing equity in consensual scenario Structuring Fee: Payable to AHG 0.5% of reorganised equity in Seadrill Limited after equitisation of bond/swap claims and, if applicable, allocation to existing equity in consensual scenario (but before dilution due to Structuring Fee: Payable to Hemen)

Bonds Treatment of Bonds Bonds, derivatives and other unsecured claims to receive 15% of new equity in Seadrill Limited (before Structuring Fee and management incentive plan dilution)

Existing Shareholders Equity Ownership Post Reorganisation Existing shareholders will only receive equity if unsecured classes at Seadrill Limited vote to accept the plan Current shareholders to receive 2% of reorganised equity in Seadrill Limited (before Structuring Fee and management incentive plan dilution)

Newbuilds Guaranteed Newbuilds Guarantees will be eliminated either through: Negotiated settlement, or Rejection of contracts in Ch. 11

NADL, Sevan Drilling and AOD Minority Equity NADL and Sevan Drilling Minority Equity To be eliminated No cash payment AOD Minority Equity Mermaid’s stake (c.34% ownership) unchanged AOD’s contribution to RigCo cross-collateralisation modified to reflect Seadrill’s c.66% stake Discussions with Mermaid ongoing

Ship Finance Limited Bareboat Charter Amendments 29% deferral of the SFL charters for the period 2018-2022 After 2022, deferred amounts from period 5 years earlier added back to the charter rate (e.g., amounts deferred in 2018 are repaid in 2023) Put/purchase obligations are adjusted such that the all-in IRR of each lease is reduced from implied contractual rate to 6.0%, with the West Linus put option further adjusted to $86 million Call options adjusted by adding any deferred amounts to and subtracting any repaid amounts from the original call option prices Charters hived down to RigCo group Seadrill Limited guarantees to be retained SFL does not participate in the banks’ RigCo cash sweep Third ranking RigCo guarantees (subordinated to first ranking guarantee in favour of Banks and second ranking guarantee in favour of New Secured Notes)

Seabras Sapura Seabras Guarantees Guarantees will be eliminated either through: Negotiated settlement that removes guarantee in return for certain commercial concessions, within Seabras (preferred approach), or Equitisation of contingent unsecured claim in Ch. 11 Approach to Esmeralda remains under consideration

Derivatives Derivatives All existing derivatives expected to be terminated upon filing for Ch. 11 Derivatives counterparties receive an unsecured claim equal to crystallised derivatives’ mark-to-market Unsecured claim to receive same treatment as Bonds Considering either the purchase of interest rate caps or entering into new swaps to replace the swaps expected to be terminated

Rights Offering To Unsecured Claims in Ch.11 Rights Offering Quota The aggregate available NSNs to Hemen, Centerbridge, and the ad hoc group may be reduced by up to $85 million The aggregate available New Equity to Hemen may be reduced by up to $25 million Rights Offering Recipients As part of the transaction, rights offerings will be offered to holders of general unsecured claims (“Rights Offering Recipients”) Amounts subscribed and funded by these Rights Offering Recipients shall result in a reduction to Hemen, Centerbridge and the ad hoc group’s aggregate commitments as described in the Rights Offering Quota section below Commitment parties in the Investment Agreement will not be able to participate in the Rights Offerings with respect to their claim as of the Agreement Effective Date

Timing and Implementation

Chapter 11 Implementation Overview We presently expect the Company to file a prearranged chapter 11 Established forum for an enterprise of this size and complexity Worldwide automatic stay protects contracts from termination Ability to reject unfavorable contracts Voting class majority required: 66.7% in amount and 50% in number Ability to bind non-consenting classes of creditors / interests Agreeing to a prearranged chapter 11 has a number of key benefits Less time in chapter 11 Less expensive Less disruption to operations Clear public deal terms from beginning provides more certainty to the market and customers on final outcome

Launch RSA Consent Process Chapter 11 Implementation Illustrative Timeline 30 Jun 2017 [T – 45] Ch.11 Filing Date 12 Sep 2017 [T = 0] Target: 11 Mar 2018 No Later than: 9 June 2018 [T + 180 – T+ 270] Target: 10 May 2018 No Later than: 8 August 2018 [T + 240 – T+ 330](1) Plan Effective Date RSA Consent Process Marketing process to confirm no better terms available for new money Jun Jul Aug Oct Sep Nov Dec Jan Feb Mar Apr 15 Sep 2017 Bond Maturity TBU May Jun Jul Aug 1.Up to 60 days between Confirmation Hearing and Plan Effective Date to finalise documents Confirmation Hearing

 Document Description Parties Investment Agreement Reflects terms and conditions of new money commitments Hemen, NSN commitment parties, and Seadrill parties Restructuring Support and Lock-Up Agreement (RSA) Reflects terms and conditions of commitments to support the restructuring transactions, including the Chapter 11 cases Banks, Hemen, NSN commitment parties, Seadrill Parties, and other stakeholders Restructuring Term Sheets Reflects material terms of Chapter 11 plan and other restructuring terms Attached to RSA Commercial Term Sheets Reflect terms of bank amendments, new secured notes, inter-creditor agreement, and cash pooling Attached to RSA Other Term Sheets Reflect terms of cash collateral order, non-consolidated entity insulation, and swap matters Attached to RSA Definitive Documents At closing an indenture, amended credit agreements and other definitive documents consistent with the term sheets will be negotiated and executed Various Key Documents

Appendix

Appendix: Table of Contents Appendix A: Key Modelling Assumptions 65 Appendix B: Business Plan – Financing Case 69 Appendix C: Business Plan – Delayed Dayrate Case 73 Appendix D: Legal Structure Before and After Recapitalisation 77 Appendix E: Term Sheets Summary of Terms for Secured Credit Facilities Summary of Terms for New Secured Notes Summary of Terms for Bonds Summary of Terms for Non-Consolidated Entities and Financial Guarantees 81 Appendix F: Cash Pool Mechanics 100 Appendix G: Bank Debt Maturity and Amortisation Profile 107 Appendix H: Forward LIBOR Curve 110

Appendix A Key Modelling Assumptions

Operating costs of contracted rigs assumed to increase at a rate of 3% p.a. Rigs rollover operating cost including G&A assumption for: Floaters(1) Opex All daily opex numbers (other than idle rigs) include $20k/d of G&A Excludes G&A costs $155k/d $150k/d 2017-2022 $70k/d $145k/d $150k/d 2020 (+8%) $166k/d 2017-2022 $10k/d 2017 2018 (+4%) 2019 (+4%) 2017-2022 BE Jackups(1) HE Jackups(1) Idle Rigs(2) $172k/d 2021 (+4%) $178k/d 2022 (+4%)

Other Assumptions

Seadrill

Key Dates	Filing Date: 12 September 2017 Effective Date: 15 April 2018
Treatment of Bonds	No interest paid upon filing Claims fully equitised upon emergence
Premium Paid for Interest Rate Caps	$75m spent to purchase interest rate caps in Q4 2017 assumed, if caps purchased in preference to swaps
Non Working Fleet Assumption	Cold stacked (FL $10k/d, JU $10k/d) with no capital expenditures (including Long-Term Maintenance)
Reactivation Fees	Estimated reactivation fees of $30mm for floaters and $10mm for jack-ups
West Mira Cancellation Compensation	$170mm received in Q1 2017
Working Capital Requirements	$50mm WC increase in Q3 2017
Archer Guarantees Removal	$28mm settlement in Q2 2017
SDLP Distributions to SDRL	$10mm distributions quarterly

65

Filing Date: 12 September 2017; Effective Date: 15 April 2018 Refinancing Assumptions Bank Amendment and Extension Maturity Tenor Amortisation Amortisation holiday from Filing Date through 2019 $358mm(1) amortisation in 2020 $521mm amortisation in 2021 and thereafter (as reduced to reflect maturities from March 2022) $500mm Amortisation Conversion Election starting in Q1 2020 Maturities extended by c. 4 to 6 years Consent Economics 50bps consent fee, 50% credit for R1 extension fee payments 100 bps margin increase 1 Equitisation of Bonds Full equitisation of outstanding bond and other unsecured claims in exchange for 15% of the reorganised equity (before Structuring Fee dilution (2)) Equitise Bonds and Other Unsecured Claims Other Unsecured Claims Derivatives expected to be terminated upon filing, Company cash flows to remain unhedged Derivatives to be crystallised and treated as part of general unsecured claims pool 2 Includes true-up mechanism for any amortisation paid from 1 August 2017 to filing Fully diluted before management incentive plan

Filing Date: 12 September 2017; Effective Date: 15 April 2018 Refinancing Assumptions (cont.) New Secured Notes Amount: $860mm in cash Maturity: Year 7 post-closing Interest: 4% cash, 8% PIK Fees: 5% commitment fee and 1% closing fee paid in cash New Money Investment Equity Placement Amount: $200mm in cash $150 mm committed by HCB, $50mm committed by AHG and Up to $25 million of Hemen’s allocation available as Rights Offering to Unsecured Creditors(1) Equity: 25% of reorganised equity in Seadrill Limited (before Structuring Fee dilution (2)) Fees: 5% fee paid in cash 3 Commitment Parties have agreed to not participate in the Rights Offering on behalf of their Unsecured Claims Fully diluted before management incentive plan

Appendix B Business Plan – Financing Case

To assist us in preparing the Business Plan, we commissioned a report (the “Fearnley Report”) on the offshore drilling market from Fearnley Offshore AS We believe this forecast is conservative and realistic The Fearnley Report is the basis for the dayrate and utilisation assumptions We manage our fleet as a portfolio and the assumptions are applied to the uncontracted fleet Business Plan Assumptions 2017 2018 2019 2020 2021 2022 Floaters Dayrates ($ k/d) $180 $268 $363 $420 $435 $435 Total Utilisation (%) 51% 77% 87% 89% 91% 91% Jackups (BE) Dayrates ($ k/d) $84 $95 $99 $112 $118 $125 Total Utilisation (%) 65% 85% 89% 90% 89% 88% Jackups (HE) Dayrates ($ k/d) $133 $141 $175 $215 $243 $243 Total Utilisation (%) 67% 67% 90% 90% 90% 90% Financing Case Based on Fearnley’s low case assumptions around dayrate and utilisation of rigs for Seadrill

Assumes all debt is refinanced at maturity with the same terms Amortisation in 2020 is less than the term sheets’ 2020 amortisation of $434mm, which reflects the true-up for amortisation paid after 1 August 2017 Debt Repayment Schedule After Refinancing(1) Liquidity Profile After Refinancing Balance Sheet Leverage Ratios Summary Financials Model Outputs – Financing Case (2)

Key Financials – Financing Case Key Financials ($ in millions) 2016 2017 2018 2019 2020 2021 2022 Total Cash Flow Items EBITDA $1,557 $744 $730 $1,243 $1,543 $1,671 $1,680 $9,169 Unlevered FCF 1,359 597 182 636 982 1,262 1,326 6,345 Cash Interest (466) (380) (326) (325) (331) (303) (253) (2,384) Levered FCF $893 $217 ($144) $311 $651 $959 $1,073 $3,961 Bank Amortisation (923) (679) - - (358) (521) (521) (3,004) Cash Sweep - - - - - (760) (490) (1,250) SFL Payments (187) (189) (135) (115) (106) (104) (102) (938) New Capital / Other 542 268 944 40 40 40 40 1,914 Net Cash Flow $325 ($383) $665 $237 $226 ($386) ($0) $684 Balance Sheet Items                 Bank Debt $6,450 $5,662 $5,662 $5,662 $5,304 $4,022 $3,010 New Secured Capital - - 913 988 1,069 1,157 1,253 Bonds 2,295 2,295 - - - - - Sale Leaseback 884 787 689 592 494 397 299 Total Debt $9,630 $8,744 $7,264 $7,242 $6,867 $5,576 $4,562   Cash 1,369 986 1,651 1,887 2,114 1,728 1,728 Net Debt $8,261 $7,758 $5,613 $5,354 $4,753 $3,849 $2,835   Credit Statistics                 Net Debt / EBITDA 5.3x 10.4x 7.7x 4.3x 3.1x 2.3x 1.7x 1. Amortisation in 2020 is less than the term sheets’ 2020 amortisation of $434mm, which reflects the true-up for amortisation paid after 1 August 2017

Appendix C Business Plan – Delayed Dayrate Case

Dayrate and Utilisation – Delayed Dayrate Case

Seadrill

- The Delayed Dayrate Case is framed as a six-month delay in the 2018 recovery of dayrates, returning to previously presented Financing Case assumptions by 2020
- The Delayed Dayrate Case is a more conservative case to ensure that the Company has the necessary liquidity and runway to reach an industry recovery

Operating Assumptions: Floaters

	2017	2018	2019	2020	2021	2022
Total Utilisation Rate						
Financing Case	51%	77%	87%	89%	91%	91%
Delayed Dayrate Case	51%	77%	87%	89%	91%	91%
Annual Uncontracted Dayrate						
Financing Case	$180	$268	$363	$420	$435	$435
Delayed Dayrate Case	$180	$224	$315	$420	$435	$435

Operating Assumptions: HE Jack-ups

	2017	2018	2019	2020	2021	2022
Total Utilisation Rate						
Financing Case	67%	67%	90%	90%	90%	90%
Delayed Dayrate Case	67%	67%	90%	90%	90%	90%
Annual Uncontracted Dayrate						
Financing Case	$133	$141	$175	$215	$243	$243
Delayed Dayrate Case	$133	$137	$158	$215	$243	$243

Operating Assumptions: BE Jack-ups

	2017	2018	2019	2020	2021	2022
Total Utilisation Rate						
Financing Case	65%	85%	89%	90%	89%	88%
Delayed Dayrate Case	65%	85%	89%	90%	89%	88%
Annual Uncontracted Dayrate						
Financing Case	$84	$95	$99	$112	$118	$125
Delayed Dayrate Case	$84	$90	$97	$112	$118	$125

Legend

- Recovery Delay (arrow)
- Midpoint calculation for 6 month delay (dashed box)
- Denotes full recovery to current year Financing Case (solid box)

73

Delayed Dayrate Case – Variance Analysis ($ in Millions) 2016 2017 2018 2019 2020 2021 2022 Total Revenue Financing Case $2,867 $1,865 $1,991 $2,647 $2,980 $3,149 $3,196 $18,621 Delayed Dayrate Case $2,867 $1,865 $1,814 $2,399 $2,980 $3,149 $3,196 $18,196 Delayed Dayrate Case Better / (Worse) than Financing Case - - ($178) ($248) - - - ($425) EBITDA Financing Case $1,557 $744 $730 $1,243 $1,543 $1,671 $1,680 $9,156 Delayed Dayrate Case $1,557 $744 $552 $995 $1,543 $1,671 $1,680 $8,730 Delayed Dayrate Case Better / (Worse) than Financing Case - - ($178) ($248) - - - ($425) Unlevered FCF Financing Case $1,359 $597 $182 $636 $982 $1,262 $1,326 $6,343 Delayed Dayrate Case $1,359 $597 $48 $414 $939 $1,262 $1,326 $5,943 Delayed Dayrate Case Better / (Worse) than Financing Case - - ($135) ($222) ($43) - - ($400) Applying a one year delay to the Financing Case in dayrates would decrease EBITDA by a total $425mm over the projected period Unlevered free cash flow decreases less than EBITDA due to working capital fluctuations, as well as lower projected capital expenditures and taxes Seadrill Consolidated

Key Financials – Delayed Dayrate Case Key Financials ($ in millions) 2016 2017 2018 2019 2020 2021 2022 Total Cash Flow Items EBITDA $1,557 $744 $552 $995 $1,543 $1,671 $1,680 $8,743 Unlevered FCF 1,359 597 48 414 939 1,262 1,326 5,945 Cash Interest (466) (380) (326) (325) (331) (314) (276) (2,417) Levered FCF $893 $217 ($278) $89 $608 $949 $1,050 $3,528 Bank Amortisation (923) (679) - - (358) (521) (521) (3,004) Cash Sweep - - - - - (351) (467) (817) SFL Payments (187) (189) (135) (115) (106) (104) (102) (938) New Capital / Other 542 268 944 40 40 40 40 1,914 Net Cash Flow $325 ($383) $530 $15 $184 $13 ($0) $684 Balance Sheet Items                 Bank Debt $6,450 $5,662 $5,662 $5,662 $5,304 $4,432 $3,443 New Secured Capital - - 913 988 1,069 1,157 1,253 Bonds 2,295 2,295 - - - - - Sale Leaseback 884 787 689 592 494 397 299 Total Debt $9,630 $8,744 $7,264 $7,242 $6,867 $5,986 $4,995   Cash 1,369 986 1,516 1,531 1,714 1,728 1,728 Net Debt $8,261 $7,758 $5,748 $5,711 $5,153 $4,259 $3,268   Credit Statistics                 Net Debt / EBITDA 5.3x 10.4x 10.4x 5.7x 3.3x 2.5x 1.9x 1. Amortisation in 2020 is less than the term sheets’ 2020 amortisation of $434mm, which reflects the true-up for amortisation paid after 1 August 2017

Appendix D Legal Structure Before and After Recapitalisation Plan

Current Group Structure and Liabilities

Seadrill



Consolidated Entities
Legend
Parent
Equity Interests
Subsidiaries
Consolidated Entities
Seadrill Limited
Secured Debt: $6.0bn
(o/w at Seadrill Limited: $3.9bn)
Unsecured Bonds:$2.3bn
(o/w at Seadrill Limited: $1.7bn)
Guarantees and Contingent Liabilities
• NADL: $950mm bank debt, $170mm NOK bond
• Sevan: $875mm
• AOD: $219mm
• SFL lease obligation: $835mm
• Derivative Contracts MtM: $280mm
• Seabras Sapura: $783mm
• Newbuilds: $1,830mm delivery payments with recourse to Seadrill Limited(5)
Non-Consolidated Entities
15.7%
Archer
Sec. Debt: $674mm
50.0%
Seabras Sapura
Secured Debt: $1.4bn
Other Non-Consolidated Entities
46.6%
Seadrill Partners LLC
Secured Debt : $3.0bn
50.0%(2)
SeaMex Ltd
Secured Debt: $582mm
50.1%(1)
Sevan Drilling Ltd.
Secured Debt: $875mm
70.4%(1)(3)
North Atlantic Drilling, Ltd.
Secured Debt: $950mm
Uns. Bonds (Seadrill Ltd-guaranteed): NOK1,500mm ($170mm)
Uns. Bonds (not guaranteed): $413mm (not inclusive of $187mm owned by Seadrill Limited)
66.2%(4)
Asia Offshore Drilling
Secured Debt: $219mm

Source: Company Q2 2017 filings

Note: Seadrill Partners is accounted through the equity method

1. Remaining ownership held by public shareholders
2. Joint-venture partner is an investment fund managed by Fintech Advisory Inc.
3. Ship Finance rigs are already included in rig counts (two at Seadrill, one at NADL)
4. Other major shareholder is Mermaid Maritime Public Company Limited
5. Other $1,971mm of contingent payments for delivery of 8 jackup vessels ($1,471mm) and the Sevan Developer ($500mm) do not have recourse to Seadrill Limited

77

Group Structure Before Restructuring NADL AOD 70% 66% Sevan 50% Vessel & Charter Cos 39-100% Seadrill Bonds Secured Credit Facilities (any deficiency claim) NADL NOK Bonds (any deficiency claim) All other unsecured claims Secured Credit Facilities (each facility benefits from existing 1st ranking security) Financial Liabilities Seadrill Limited Seadrill Global Services 100% Seadrill UK Ltd Seadrill Sapura Participacoes Ltda(2) Seadrill Offshore AS Seabras Sapura Holdco GmbH 50% 50% 100% 100% Other Entities 1 - 100% Archer Limited 15.7% New Build Entities(1) 100% 100% Seadrill Jack Up Holding Ltd SeaMex Ltd 50% 100% Seadrill Partners LLC Seadrill Capricorn Holdings Seadrill Operating LP 42% 49% 47% Seadrill Management Ltd NADL USD and NOK bonds Certain shareholdings are indirectly held by Seadrill Limited Shareholding indirectly held by Seadrill UK Ltd

Group Structure Post Restructuring

Seadrill



Financial Liabilities
2
Secured Credit Facilities (any deficiency claim)
New Secured Notes (any deficiency claim)
Seadrill Limited
New Equity
1
1-100%
1-100%
Guarantee (1)
Entities not pledged
Newbuilds and other entities pledged to New Secured Notes which cannot be hived down
Security – NSN benefits from IHCo and NSNCo Share Pledge plus security over IHCo cash.
Security over IHCo cash is shared on a pari-passu basis, with banks' claim up to an amount equal to difference between (i) then-prevailing Minimum Liquidity and (ii) RigCo group consolidated cash
IHCo Share Pledge
IHCo
NSNCo Share Pledge
NSNCo
3
1
New Secured Notes
SDLP and other assets
4
NSNCo Accounts
5
NSN Ringfence
RigCo Share Pledge
RigCo
Security - RigCo Share Pledge and Excess Sale Proceeds escrow account(s)
Secured Credit Facilities (1st ranking)
New Secured Notes (2nd ranking)
Guarantee (2)
RigCo Cash Pool
Excess Sale Proceeds escrow account
Seadrill Management Ltd
100%
Secured Credit Facilities (each facility benefits from existing 1st ranking security)
100%
100%
66%
39-100%
100%
Sevan
NADL
AOD
Vessel & Charter Cos
Seadrill Global Services

1. $1.06Bn of new cash capital in the form of $200m new equity and $860m New Secured Notes
2. Bonds fully equitised, together with existing derivatives and other unsecured claims
3. Creation of NSNCo, a wholly owned subsidiary of IHCo, as issuer of NSNs
4. Seadrill Partners and other assets (including assets pledged to NSNs) hived down to NSNCo
5. $227.5m of proceeds kept as cash collateral for the NSNs, subject to release mechanism

1. 1st ranking guarantee to be granted in favour of the New Secured Noteholders
2. 2nd ranking guarantee to be granted in favour of the New Secured Noteholders

79

Appendix E Summary Term Sheets The summary terms contained in this Appendix E are a high level, indicative only summary and subject to the detailed terms set out in the legal term sheets. To the extent there is any inconsistency with the summary terms in this Appendix E and the legal term sheets, the legal term sheets will prevail.

Summary of Terms for Secured Credit Facilities

Secured Credit Facilities

Seadrill

	Current Contractual Terms (Post R1)	Summary of Proposed Terms
Tenor	▪ December 2016 to August 2020	▪ March 2022 to September 2024 ▪ Banks requested to consent within 30 days of filing to extend the maturities by a further three months so that they fall between June 2022 and December 2024
Amortisation	▪ Under R1 no change to number of existing scheduled amortisation payments	▪ 2017: Existing amortisation paid until filing, provided that to the extent amortisation payments made between 1 Aug 2017 and filing date, such amounts to be deducted from 2020 amortisation ▪ 2018: $0m ▪ 2019: $0m ▪ 2020: $358m[1] ▪ Post 2020: $521m (as reduced to reflect maturities from March 2022)
Amortisation Conversion Election	▪ N/A	▪ $500m total Amortisation Conversion Election subject to: ➢ Being available from first quarterly amortisation after 1 January 2020 ➢ For first $250m of ACE 40c contribution from IHCo to RigCo for every dollar of ACE utilised, but if no cash at IHCo then ACE still available ➢ First $250m of ACE, LTM EBITDA less than projected EBITDA in the Delayed Dayrate Case (for election in 2020) or $1.55bn (for elections after 2020) ➢ Second $250m of ACE, LTM EBITDA less than 80% of projected EBITDA in the Delayed Dayrate (for election in 2020) or $1.25bn (for elections after 2020) ➢ Facility margin of L + 550bps ➢ Ability to fully redraw
Amendment Fee	▪ 10bps waiver consent fee ▪ Approximately 20-50bps maturity extension fee paid	▪ 50bps calculated on the funded amounts under the relevant Secured Credit Facilities on the refinancing closing date ▪ Subject to credit, in the case of any Facilities extended as part of Request 1, for 50% of the extension fees paid in respect of such Facility
Margin	▪ Original applicable margin will apply as increased by below margin grid (see grid below)	▪ 100bps increase to post R1 applicable cash margin
MVC Test	▪ Suspended until testing date post 30 June 2017	▪ Waived during the life of the Secured Credit Facilities
IHCo Cash Sweep	▪ N/A	▪ On each NSN cash interest payment date, where IHCo cash (excl. NSNCo cash and certain other cash amounts) exceeds $250m, excess cash will be swept from IHCo to RigCo

Margin grid (Current Contractual Terms):

Leverage Ratio	Margin
<4.5x	0 bps
4.5x – 5.0x	12.5 bps
5.0x – 5.5x	25 bps
5.5x – 6.0x	75 bps
>6.0x	150 bps

1. Includes true-up mechanism for any amortisation paid from 1 August 2017 to filing

82

Secured Credit Facilities (cont.)   Current Contractual Terms (Post R1) Summary of Proposed Terms Mandatory RigCo cash sweep N/A Semi-annual cash sweep beginning from 30 June 2021 For each cash sweep date: 75% of RigCo Excess Cash swept to Banks 25% of RigCo Excess Cash swept to IHCo Excess cash defined as RigCo cash balance above $1.25bn No payments to IHCo to the extent IHCo cash balance greater than $250m – amounts then retained at RigCo Restricted Payments Essentially no dividends or other restricted payments to be made by Seadrill Limited during the negotiation for the amendments to the Secured Credit Facilities No distributions out of RigCo except for certain Permitted Payments, which include payments permitted under group wide covenants Other IHCo Top-Up Payments only permitted under certain conditions: Commencing January 2020 No existing or pro forma EoD Cash at IHCo (excluding certain excluded cash) does not exceed $250m pre or post payment Cash at RigCo equal to $250m above then applicable Minimum Liquidity Requirement pre and post payment For every dollar upstreamed, three dollars of secured credit facilities pre-paid No amounts outstanding under ACE Cross Default Full cross-default to various wholly-owned and non-wholly owned subsidiaries and investments (e.g. NADL, Sevan, AOD and certain other non-consolidated entities) Full cross-default between Secured Credit Facilities (including AOD, NADL and Sevan) subject to harmonisation of certain covenants and events of default Acceleration of NSNs will also be an EoD No cross default in respect of debt of other non-100% owned subsidiaries of Seadrill Limited from time to time and their subsidiaries or non-consolidated investments of Seadrill Limited from time to time and their subsidiaries Seadrill Ltd Deficiency Claim Each facility benefits from unsubordinated guarantee or direct borrowing claim from Seadrill Limited for any deficiency claim Each facility benefits from guarantee from Seadrill Limited (pari passu with guarantee in favour of NSNs) RCF Availability RCFs blocked Cancellation and replacement of the RCFs with the $500 mm ACE construct

Secured Credit Facilities (cont.)

Seadrill

	Current Contractual Terms (Post R1)	Summary of Proposed Terms
Financial Covenants	▪ Reset of the Leverage Ratio covenant in each Secured Credit Facility so that: ➢ 6.0x up to 31 December 2016 ➢ 6.5x from 31 March 2017 to and including 30 June 2017 ➢ 4.5x from 30 September 2017 ▪ Equity Ratio covenant temporarily amended so that the market value adjustment to the Equity and Total Assets components of this financial covenant is deleted (subject to reinstatement on 30 June 2017)	▪ Minimum liquidity covenant to be satisfied at all times (subject to 5 Business Days grace period for intra-period variations of up to $50m) and to be tested quarterly from closing ▪ No other financial covenant testing until Q1 2021 ▪ First 4 testing periods: ➢ RigCo DSCR (Adjusted EBITDA / Debt Service) at 0.8x ➢ RigCo Net Leverage (Net Funded Debt / Adjusted EBITDA) set at same implied headroom ➢ Any DSCR or Net Leverage covenant breach does not cause event of default: triggers margin increase of +25 bps PIK plus obligation on IHCo to fund RigCo in an amount to remedy breach (and therefore remove margin increase) to the extent it has cash to do so. Where margin increase occurs, banks have consultation rights ▪ After the first four testing periods, DSCR at 1.0x and Net Leverage set at same implied headroom ▪ After first 4 testing periods, EBITDA equity cure rights (limited to 4 total uses) through contributions to RigCo (equity or subordinated debt or cash at IHCo or Seadrill Limited level) ▪ Financial covenants to be a common term provision amendable by 66 2/3rds of all lenders (i.e. not per facility)
Minimum Liquidity	▪ $250mm	▪ At closing, $100m held at IHCo. Remaining cash (excluding NSNCo restricted cash and other restricted cash) held at RigCo (i.e. including $200m equity proceeds and $523.9m of the NSN proceeds) provided that $25m left at Seadrill Limited ▪ Minimum RigCo liquidity of: ➢ 2017: $650m ➢ 2018: $525m ➢ 2019 onward: $400m
Asset Sales	▪ Provisions dealing with disposals of rigs and entities holding rigs unclear both as to extent of consents needed and thresholds for these	▪ No consents required where allocated debt is prepaid in full with sale proceeds ▪ In addition, where sale proceeds are not less than 90% of amount required for prepayment of allocated debt, difference can be topped up from cashflow provided that no EoD and RigCo cash is not less than the RigCo minimum liquidity requirement + $250m (pre and post payment on a pro forma basis)

84

Secured Credit Facilities (cont.)   Current Contractual Terms (Post R1) Summary of Proposed Terms Excess Sales Proceeds N/A Excess sales proceeds will be paid into excess sales proceeds escrow account(s) that will be established at the RigCo group level Security will be granted over the RigCo excess sales proceeds escrow account(s) with Bank Finance Parties having a first priority claim and the New Secured Noteholders having a second priority claim subject to the Intercreditor Agreement Where no EoD, amounts in the excess sales proceeds escrow account(s) can be applied (i) in prepayment of ACE tranches, (ii) if there are no ACE tranches outstanding, towards upcoming amortisation and interest payments if RigCo group liquidity is less than $750m or (iii) to acquire new rigs within the RigCo group (subject to the consent of the Supra Majority Lenders) Security Existing first ranking security on rig related collateral, including rigs, earnings accounts, insurances, earnings and shares Existing bank security package to remain in place Security to be granted in favour of lenders under the respective facilities over intercompany liabilities owed to RigCo by a subsidiary of RigCo which is subject to the existing security Cross collateralisation between outstanding facilities through first ranking security granted in favour of the Bank Finance Parties over:: the shares in RigCo the RigCo bank account which is funded with contributions from IHCo the intercompany loans made by RigCo to IHCo and by IHCo to RigCo the RigCo excess sales proceeds escrow account(s) any subsidiary party to a guaranteed newbuild contract to the extent RigCo cash used to fund such newbuild 1st lien pari passu with NSN on IHCo cash (Banks’ claim to have priority to enforcement proceeds up to difference between prevailing Minimum Liquidity level and RigCo group consolidated cash) Cash sweep from RigCo entities to RigCo periodically (on a basis to be agreed with the Company) and first ranking security over RigCo cash sweep accounts granted in favour of the Bank Finance Parties Change of Control (Hemen) Change of Control mandatory prepayment triggered if Hemen ceases to own a minimum of 20% of voting rights or share capital of Seadrill Ltd or otherwise control the appointment of board of Seadrill Ltd Change of Control if: For the first 12 months after closing, Hemen owns less than 20% of voting shares and ceases to have the agreed director appointment rights Between 12 and 24 months after closing, Hemen owns less than 10% of the voting shares and ceases to have the agreed director appointment rights From 24 months after closing, Hemen owns less than 5% of the voting shares and ceases to have the agreed director appointment rights In the event of John Fredriksen’s death or permanent disability, above provisions to fall away after 6 months In addition, Change of Control if a third party (i.e. a person who is not Hemen) acquires (i) 50.1% of the voting shares or (ii) the ability to appoint a majority of the board

Financial Covenants Summary Financial covenants applicable from Refinancing Closing Date to Q1 2021 Covenants Level Calculation Minimum Liquidity 2017: $650m 2018: $525m 2019 onward: $400m Min. liquidity requirement of $650/525/400mm within RigCo and its Subsidiaries To be satisfied at all times (subject to 5 Business Days grace period for intra-period variations of up to $50m) and to be tested quarterly from closing Financial covenants applicable from Q1 2021 onwards Covenants Level Calculation Minimum Liquidity $400mm Min. liquidity requirement of $400mm within RigCo and its Subsidiaries To be satisfied at all times (subject to 5 Business Days grace period for intra-period variations of up to $50m) and to be tested quarterly from closing RigCo Debt Service Coverage Ratio Not tested prior to Q1 2021 0.8x from Q1 2021 to Q4 2021 1.0x from Q1 2022 onwards Calculated as Adjusted EBITDA / Debt Service At each quarterly test date, covenant level tested using RigCo EBITDA calculated over last 12 months Adjusted EBITDA to include all IHCo contributions made to RigCo after closing RigCo Net Leverage Not tested prior to Q1 2021 Set as same implied headroom as DSCR Calculated as Net Funded Debt / Adjusted EBITDA Net Funded Debt as at testing debt and Adjusted EBITDA calculated on immediately preceding 12 months Adjusted EBITDA to include all IHCo contributions made to RigCo after closing Minimum MVC Minimum market value covenant and associated mandatory prepayment event to be waived during the life of the Secured Credit Facilities The Group will continue to provide market value of rigs semi-annually for information purposes only

RigCo Financial Covenants – Delayed Dayrate Case RigCo Financial Covenants Illustrative: subject to update for precise legal definitions of Net Leverage and DSCR 2. Amortisation reflects the true-up for amortisation paid from 1 August 2017 to filing Financial covenants tested at RigCo level only and amended to navigate through industry downturn Holiday period post closing until Q1 2021 (except for minimum liquidity) Covenant breaches in 2021 lead to a margin increase of 25 bps PIK and Bank consultation rights; do not lead to an Event of Default Limited financial covenants thereafter with significant headroom against the Delayed Dayrate Case ($ in millions) 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 RigCo Financials (1) LTM RigCo EBITDA $537 $616 $708 $844 $982 $1,105 $1,237 $1,374 $1,528 $1,566 $1,618 $1,640 $1,671 $1,670 $1,666 $1,681 $1,680 LTM Amortisation Payments - - - - - 63 137 248 358 425 482 502 521 521 521 521 521 LTM Interest Expense 300 280 283 285 287 290 291 292 290 288 284 277 269 259 249 239 228 LTM Debt Service Payments $300 $280 $283 $285 $287 $353 $428 $539 $649 $713 $766 $779 $791 $781 $771 $760 $750 Gross RigCo Debt $5,662 $5,662 $5,662 $5,662 $5,662 $5,599 $5,525 $5,414 $5,304 $5,173 $4,859 $4,729 $4,432 $4,302 $3,977 $3,846 $3,443 RigCo Cash (1,154) (1,018) (1,036) (1,106) (1,153) (1,134) (1,131) (1,205) (1,322) (1,401) (1,250) (1,330) (1,250) (1,355) (1,250) (1,386) (1,250) Net RigCo Debt $4,508 $4,644 $4,626 $4,556 $4,509 $4,465 $4,394 $4,209 $3,981 $3,773 $3,609 $3,399 $3,182 $2,947 $2,727 $2,460 $2,193 Selected RigCo Credit Metrics (1) LTM Net Leverage 8.40x 7.54x 6.54x 5.40x 4.59x 4.04x 3.55x 3.06x 2.60x 2.41x 2.23x 2.07x 1.90x 1.76x 1.64x 1.46x 1.31x LTM DSCR 1.79x 2.20x 2.50x 2.96x 3.42x 3.13x 2.89x 2.55x 2.36x 2.20x 2.11x 2.11x 2.11x 2.14x 2.16x 2.21x 2.24x Financial Covenants                                   Net Leverage n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 6.61x 5.89x 5.46x 5.03x 3.77x 3.54x 3.24x 2.93x Debt Service Coverage Ratio n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 0.80x 0.80x 0.80x 0.80x 1.00x 1.00x 1.00x 1.00x Covenant Headroom                                   Net Leverage n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 174% 164% 163% 164% 114% 116% 121% 124% Debt Service Coverage Ratio n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 174% 164% 163% 164% 114% 116% 121% 124% EBITDA Headroom                                   Net Leverage n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 995 1,005 1,017 1,039 889 895 921 930 Debt Service Coverage Ratio n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. n.a. 995 1,005 1,017 1,039 889 895 921 930

Summary of Terms for New Secured Notes

New Secured Notes Key Terms Issuer NSNCo (a wholly-owned special purposes subsidiary of IHCo) Guarantor Guarantee from Seadrill Limited (pari passu with banks) 1st ranking guarantee from IHCo 2nd ranking guarantee from RigCo 1st ranking guarantee from all other subsidiaries of Seadrill Ltd other than IHCo and its subsidiaries (and subject to certain exceptions to be agreed for immaterial and rig-owning subsidiaries) Amount $860 million $462.4m commitment by Hemen and Centerbridge $357.6m commitment by the ad hoc group $40m commitment by other holders $85m available to certain eligible holders of general unsecured claims, which reduces Hemen’s, Centerbridge’s and the ad hoc group’s commitment Redemption 7NC3 structure Up to 50% equity claw (using proceeds of equity or subordinated debt issued by Seadrill Limited) at 106% or otherwise T+50 make whole prior to third anniversary of closing Voluntary redemption at 106% in year 4, 103% in year 5 and 100% thereafter Make whole and call premia equivalent to the above to apply in case of acceleration Use of Proceeds Contribute $523.9m into RigCo Cash Pool Contribute $100m into IHCo Cash Pool Contribute $227.5m into an NSN Escrow Account NSN Closing Fee Amortisation Bullet repayment at maturity Tenor Year 7 post-closing (or if later, 6 months after latest maturing Secured Credit Facility) Economics 4% cash interest and 8% PIK interest (paid with additional NSNs). Accrues from earlier of closing and 240 days after the petition date. Ability to cash pay PIK interest from, amongst other things, equity raise and subordinated debt proceeds, cashflows at the Seadrill Limited level and Net Realisation Proceeds (as specified below) 5% Commitment Fee and 1% Closing Fee paid in cash in accordance with the Investment Agreement 57.5% equity in Seadrill Limited (before Structuring Fee dilution)

New Secured Notes (cont.) Key Terms Security and Ranking 2nd ranking security over bank accounts at RigCo and RigCo shares 1st ranking security over the shares in IHCo and NSNCo, NSNCo cash and IHCo cash (pari passu with banks‘ claim) Security over any subsidiary of Seadrill Limited party to a newbuild contract (in the case of guaranteed newbuilds, second ranking to any first ranking security in favour of Banks) 1st ranking security (or alternative structure to give the NSNs the benefit of the relevant assets where required consents cannot be obtained) over all other material unencumbered assets and claims that are not to be contributed to RigCo (subject to exceptions to be agreed), including but not limited to: each NSN HoldCo (including NSN HoldCos which hold shares in Seadrill Partners LLC, Seadrill Operating LP and Seadrill Capricorn Holdings LLC and NSN HoldCos which are assigned the benefit of the SapuraKencana receivable and SeaMex Seller’s Credit) Seadrill Member LLC Equity stake in any JV relating to West Rigel rig Seabras Sapura 50% equity stake SeaMex Ltd. 50% equity stake Seabras Servicos de Petroleo SA Seabras Sapura Participacoes Ltda 50% equity stake Archer Limited stake 1st ranking security (or alternative structure to give the NSNs the benefit of the relevant receivables where required consents cannot be obtained) over other unencumbered receivables (including receivables owed by SDLP, SeabrasSapura entities and Archer) Security over certain intercompany loan claims (first or second ranking depending on the specific claim) Cash income and dividends from, and proceeds of disposals of, assets subject to or held by an entity subject to first ranking NSN security, but excluding certain ordinary course dividends, earn-outs and receivables from SDLP and/or related entities, (“Net Realisation Proceeds”) will be paid into a mandatory offer holding account for application in accordance with the “Asset Realisation Redemptions / Reinvestment” section below. The mandatory offer holding account will be secured on a first ranking basis in favour of the NSNs Asset Realisation Redemptions / Reinvestment Asset realisations must be for fair market value and at least 75% of the consideration must be cash The Board will agree a plan for realisation of non-core assets Net Realisation Proceeds subject to mandatory offer to redeem NSNs at 103 and then voluntary prepayment right at 106 during non-call period (then call price) in respect of 50% of Net Realisation Proceeds Reinvestment right available for 360 days after the mandatory offer, on terms to be agreed, then if not used transferred to IHCo Net Realisation Proceeds remaining after mandatory offer may also be used to cash pay PIK interest on the NSNs, fund financial support to non-consolidated entities and repay certain RigCo cash used to fund financial support Change of Control Put Put at 101% Change of Control definition to match the Secured Credit Facilities definition Amendments and Waivers >50% consent; except certain economic and other customary entrenched amendments which require 90% consent

New Secured Notes and Banks Security Package

Seadrill

Level	Assets	New Secured Notes 1st Ranking	New Secured Notes 2nd Ranking	New Secured Notes Structural Priority	RigCo Banks 1st Ranking	RigCo Banks 2nd Ranking	RigCo Banks Structural Priority
SDRL Ltd level	• Newbuild Entities other than those party to a guaranteed newbuild contract (SDRL Ltd direct/indirect stakes)	✓					
SDRL Ltd level	• Newbuild Entities party to a guaranteed newbuild contract		✓		✓(4)		
IHCo level	• IHCo shares (100% stake)	✓					
IHCo level	• IHCo cash (NSN and banks pari passu)	✓			✓(1)		
NSNCo level	• Seabras Sapura Holding GmbH shares (50% stake); Seabras Servicos de Petroleo SA shares (100% stake); Seabras Sapura Participacoes Ltda shares (50% stake)	✓					
NSNCo level	• Archer Limited shares (15.71% stake)	✓					
NSNCo level	• SeaMex Ltd (50% stake)	✓					
NSNCo level	• NSNCo shares (100% stake) and NSN HoldCos (100% stakes)	✓					
NSNCo level	• NSNCo cash	✓					
NSNCo level	• Seadrill Partners LLC (units owned by SDRL Ltd); Seadrill Capricorn Holdings (47% stake); Seadrill Operating LP (42% stake)			✓(3)			
NSNCo level	• Equity stake in West Rigel rig JV[5]	✓		✓			
NSNCo level	• SapuraKencana receivable			✓			
NSNCo level	• SeaMex seller note			✓			
NSNCo level	• Other unencumbered receivables (including receivables owed by SeabrasSapura entities and Archer)[5]	✓		✓			
RigCo level	• Seadrill Management Ltd (100% stake)						✓
RigCo level	• Seadrill Global Services Ltd (100% stake)						✓
RigCo level	• RigCo shares (100% IHCo stake)		✓		✓		
RigCo level	• Existing rigs				✓(2)		✓
RigCo level	• Excess sales proceeds escrow account(s), Contribution Agreement account and cash sweep account(s) at the RigCo group level		✓		✓		
RigCo level	• Other cash at RigCo						✓
RigCo level	• Intercompany loan claims owed by RigCo to IHCo and upstream intercompany loans made by RigCo to IHCo		✓		✓		

1. Claim up to the difference between prevailing Minimum Liquidity level and RigCo group consolidated cash
2. Existing rigs will continue to be secured in favour of the lenders under the relevant Secured Credit Facilities
3. Held by a new wholly owned subsidiary of NSNCo (each a "NSN HoldCo"). NSNs have 1st ranking security over the NSN HoldCos
4. To the extent RigCo cash used to fund such newbuild
5. If consent cannot be obtained to grant security, alternative form of priority or benefit will be given

91

Intercreditor Principles   Key Terms Voluntary Redemption of New Secured Notes Permitted prior to discharge of Secured Credit Facilities where redemption is funded by the proceeds of: an equity issuance by Seadrill Limited debt issued by Seadrill Limited and/or its subsidiaries (excluding IHCo and RigCo and its subsidiaries) and which do not benefit from guarantees or security from IHCo or RigCo or its subsidiaries issuance of permitted refinancing debt (subject to specified parameters) sales or disposals of assets other than those subject to the banks’ first ranking security which is not also secured in favour of the New Secured Notes Refinancing of Secured Credit Facilities Permitted in whole or in part subject to certain permitted refinancing parameters, including with respect to maturity and amount of refinancing debt and a requirement that certain other provisions not be more onerous than the Secured Credit Facilities unless such terms are also offered to the other Bank Finance Parties. Enforcement Mechanism Existing security under Secured Credit Facilities: through the relevant existing security agent in accordance with the terms of the relevant individual Secured Credit Facility (i.e. consent of 66.67% of the lenders under that Secured Credit Facility) Shared security between banks (on a first ranking basis) and New Secured Notes (on a second ranking basis): On behalf of Banks: Supra Majority Lenders (and banks to consult with New Secured Noteholders prior to taking enforcement action and keep New Secured Noteholders informed of processes and developments) New Secured Notes: No independent enforcement right without Supra Majority Lender Consent “Supra Majority Lenders” means two thirds majority of the lenders under the Secured Credit Facilities with reference to total outstanding commitments across the Secured Credit Facilities New Secured Notes first ranking security (not shared with banks): Simple majority of New Secured Noteholders. Banks to be notified and kept updated on progress of enforcement

Intercreditor Principles (cont.)   Key Terms Fair Value Protections No fair value protections (subject to customary affiliate transaction restrictions) in respect of existing security under Secured Credit Facilities or New Secured Notes first ranking security (not shared with banks) Shared security between banks (on a first ranking basis) and New Secured Notes (on a second ranking basis): Fair value protections on enforcement (including requirements for court supervision of sale process or otherwise a public auction or competitive bid process). Proceeds on enforcement to be received entirely in cash, subject to credit bidding by New Secured Noteholders Amendments Certain amendments to the Secured Credit Facilities to be subject to consent of New Secured Noteholders, including increase of senior debt above a 10% headroom and increases in the margin, commission or fees that would increase the total annual cash costs or PIK costs in each case by more than 10% Certain amendments to New Secured Notes to be subject to consent of Supra Majority Lenders, including increasing the cash pay element, increasing quantum of notes by more than a level to be agreed, or shortening the maturity to less than 6 months after the latest maturing Secured Credit Facility US-style Restructuring and Insolvency Related Provisions Market standard US-style restructuring and insolvency related provisions Subordination Subordination of certain RigCo group intra group debt Subordination of RigCo guarantees granted to SFL counterparties, to first ranking guarantee granted in favour of Bank Finance Parties and second ranking guarantee granted in favour of New Secured Notes

Summary Equity Placement and Structuring Fee to Hemen

Key Terms Issuer Seadrill Limited Amount $200 million $150 million committed by Hemen and Centerbridge $50 million committed by ad hoc group Up to $25 million of Hemen’s allocation available as Rights Offering to Unsecured Creditors(1) Reorganised Equity 25% of reorganised equity in Seadrill Limited (after equitisation of bonds and derivatives but before Structuring Fee dilution) Use of Proceeds All proceeds (subject to up to $25m to remain at Seadrill Limited for liquidity purposes) to be moved down to RigCo Warranties and MAC Certain customary warranties to be given at signing and on the subscription date Business MAC Economics 5% fee paid in cash Equity Placement Term Sheet 1. Commitment Parties have agreed to not participate in the Rights Offering on behalf of their Unsecured Claims

Structuring Fee: Payable to Hemen Issuer Seadrill Limited Investors To Hemen and affiliates, for structuring the transaction and Hemen’s commercial contributions and assistance in newbuild negotiations Reorganised Equity 5% of fully diluted reorganised equity in Seadrill Limited (after equitisation of bond/swap claims, Structuring Fee: Payable to AHG and, if applicable, allocation to existing equity in consensual scenario) Structuring Fee Term Sheet Structuring Fee: Payable to AHG Issuer Seadrill Limited Investors To members of the Ad Hoc Group of bondholders Reorganised Equity 0.5% of reorganised equity in Seadrill Limited after equitisation of bond/swap claims

Summary of Other Liabilities

Other Liabilities Stakeholder Key Terms Bonds Bonds, derivatives and other unsecured claims to receive 15% of new equity in Seadrill Limited (before Structuring Fee dilution) Contingent Claims Interest rate and cross-currency derivatives expected to be terminated and crystallised mark-to-market settled with share of the pro-forma equity Newbuilds Guarantees will be eliminated either through: Rejection of contracts in Ch. 11, or Negotiated settlement Existing Equity Existing shareholders will only receive equity if unsecured classes at Seadrill Limited vote to accept the plan Existing shareholders to receive 2% of reorganised equity in Seadrill Limited (before Structuring Fee dilution)

Appendix F Cash Pool Mechanics The summary terms contained in this Appendix F are a high level, indicative only summary and subject to the detailed terms set out in the legal term sheets. To the extent there is any inconsistency with the summary terms in this Appendix F and the legal term sheets, the legal term sheets will prevail.

Cash Pooling Mechanics After Recapitalisation Note: Tax diligence regarding structure implementation and post-effective cash pool structure is ongoing Summary of Cash Movement Obligations and Restrictions RigCo RigCo Minimum Liquidity Requirement of: $650mm for 2017 $525mm for 2018 $400mm thereafter Must be satisfied at all times and tested quarterly, subject to a cure period of 5 business days for intra period variations where cash within the RigCo group is no more than $50 million below the applicable RigCo Minimum Liquidity Requirement Whilst there is no event of default, no restrictions on cash movements within RigCo group (other than moneys held in the excess sales proceeds escrow account(s)) Periodic cash sweep (subject to exceptions) of cash held by subsidiaries of RigCo to RigCo Cash upstream to IHCo subject to RigCo Restricted Payments Membrane: Junior Obligations Permitted Payments permitted if no payment or insolvency event of default or no event of default arising out of a breach of the RigCo Minimum Liquidity Requirement is continuing and no IHCo breach of RigCo funding obligation under Contribution Agreement Structural Permitted Payments will be permitted to be made at any time irrespective of whether any event of default is continuing Other payments subject to certain conditions (IHCo Top-up Payments) See glossary on next page IHCo / Seadrill Limited IHCo commits to provide necessary funds to RigCo on a quarterly basis to maintain RigCo Minimum Liquidity Requirement, subject to limitations IHCo cash increases through permitted payments from RigCo (incl. cash sweep), release of cash from NSNCo Escrow Account, certain earn-outs and dividends from SDLP and related entities, and any Net Realisation Proceeds not reinvested or used to redeem NSNs Cash held by IHCo capped at $250m (subject to certain exceptions, including the proceeds of an equity raise or debt raise at Seadrill Limited). Cash above this cap to be contributed to RigCo Cash upstreamed to Seadrill Limited not restricted, and movement of moneys held by Seadrill Limited and its subsidiaries (other than IHCo and its subsidiaries) not restricted, provided that cash held by Seadrill Limited and its subsidiaries (other than IHCo and its subsidiaries) will not be permitted to exceed $25mm, subject to certain exceptions (including cash flows from assets and investments held by such entities and the proceeds of an equity raise or debt raise at Seadrill Limited)

RigCo Restricted Payments Membrane Junior Obligations Permitted Payments include: Payments in respect of unsecured debt issued by Seadrill Limited Payments in respect of the New Secured Notes, to the extent there is no cash at IHCo to make the payments Hedging payments Payments by way of financial support to non-consolidated entities, to the extent there is no cash at IHCo to make the payments Certain payments in respect of newbuilds, to the extent there is no cash at IHCo to make the payments Payments in respect of acquisitions and rig investments permitted under the Secured Credit Facilities’ group-wide covenants, to the extent there is no cash at IHCo to make the payments Structural Permitted Payments include a variety of ordinary course of business payments such as corporate expenses, insurance costs, tax, payments for services or goods on an arm’s length basis, etc, as well as payments under Seadrill Limited guarantees and payments in respect of transactions permitted under the Secured Credit Facilities’ group-wide covenants IHCo Top-up Payments – from 1 January 2020 subject to certain conditions: No continuing or pro forma event of default under the Secured Credit Facilities Cash at IHCo does not exceed the $250m cap (subject to exceptions) at the time of and post payment Cash at Seadrill Limited and its subsidiaries (excluding IHCo and its subsidiaries) does not exceed the $25m cap (subject to exceptions) at the time of and post payment RigCo Minimum Liquidity Requirement plus US$250 million remains at the time of and post payment The Amortisation Conversion Election has not been exercised or has been prepaid in full For every dollar upstreamed from RigCo to IHCo, three dollars applied in prepayment of the Secured Credit Facilities

Cashflow Projections – Financing Case

Seadrill

RigCo																				
($ in millions)	**1Q18**	**2Q18**	**3Q18**	**4Q18**	**1Q19**	**2Q19**	**3Q19**	**4Q19**	**1Q20**	**2Q20**	**3Q20**	**4Q20**	**1Q21**	**2Q21**	**3Q21**	**4Q21**	**1Q22**	**2Q22**	**3Q22**	**4Q22**
RigCo EBITDA	$205	$190	$166	$153	$307	$299	$316	$308	$370	$372	$390	$398	$407	$423	$412	$429	$406	$419	$428	$428
Change in WC	(99)	9	19	7	(110)	(11)	(2)	12	(45)	(20)	(6)	(4)	4	(29)	16	(16)	23	(26)	(3)	-
Capex	(31)	(63)	(75)	(115)	(75)	(78)	(51)	(77)	(96)	(141)	(56)	(25)	(61)	(29)	(81)	(29)	(62)	(39)	(30)	(30)
Reactivation Costs	(90)	-	-	-	(70)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Taxes	(31)	(28)	(26)	(25)	(37)	(36)	(38)	(37)	(41)	(41)	(42)	(43)	(45)	(46)	(46)	(47)	(45)	(46)	(47)	(47)
Unlevered FCF	**($46)**	**$108**	**$85**	**$19**	**$16**	**$174**	**$226**	**$206**	**$188**	**$170**	**$285**	**$326**	**$305**	**$319**	**$302**	**$337**	**$321**	**$308**	**$347**	**$350**
Interest	($90)	($69)	($70)	($71)	($71)	($71)	($72)	($73)	($73)	($73)	($72)	($72)	($71)	($69)	($60)	($59)	($55)	($53)	($49)	($48)
IRS Hedges	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortisation (1)	-	-	-	-	-	-	-	-	(63)	(73)	(111)	(111)	(130)	(130)	(130)	(130)	(130)	(130)	(130)	(130)
Amortisation Deferral	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bank Debt Balloon Payments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Ship Finance Bareboat Payment	(33)	(34)	(34)	(34)	(32)	(30)	(27)	(27)	(26)	(26)	(27)	(27)	(26)	(26)	(26)	(26)	(26)	(25)	(25)	(25)
Cash Balance BoP	**$986**	**$1,388**	**$1,394**	**$1,374**	**$1,289**	**$1,203**	**$1,275**	**$1,403**	**$1,510**	**$1,534**	**$1,531**	**$1,605**	**$1,722**	**$1,800**	**$1,250**	**$1,335**	**$1,250**	**$1,360**	**$1,250**	**$1,392**
RigCo FCF	(169)	5	(19)	(86)	(86)	73	127	107	24	(3)	74	117	78	94	85	121	110	99	142	147
Incremental Interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Balance BoP + RigCo FCF + Amort Deferral Impact	817	1,394	1,374	1,289	1,203	1,275	1,403	1,510	1,534	1,531	1,605	1,722	1,800	1,894	1,335	1,456	1,360	1,459	1,392	1,539
Specified Permitted Payments from RigCo to IHCo	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
New Investment	733	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
R2 Amendment Fees	(33)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Professional Fees	(148)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Proceeds from Asset Sales	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other Items- Sevan and Archer	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Premium Paid on Interest Rate Hedging	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
IHCo 2Q17 CF (pre transaction)	20	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Inflow from IHCo to RigCo	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash flow Sweep	-	-	-	-	-	-	-	-	-	-	-	-	-	(644)	-	(206)	-	(209)	-	(289)
Cash Balance EoP	**$1,388**	**$1,394**	**$1,374**	**$1,289**	**$1,203**	**$1,275**	**$1,403**	**$1,510**	**$1,534**	**$1,531**	**$1,605**	**$1,722**	**$1,800**	**$1,250**	**$1,335**	**$1,250**	**$1,360**	**$1,250**	**$1,392**	**$1,250**

1. Amortisation in 2020 reflects the true-up for amortisation paid from 1 August 2017 to filing

102

($ in millions) 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 Unlevered FCF - - - - - - - - - - - - - - - - - - - - Sevan Developer cancellation - - - - - - - - - - - - - - - - - - - - Dividend In - SDLP 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 Dividend In - Vela and Polaris 6 3 4 4 2 4 4 4 4 4 4 4 - - - - - - - - SDLP West Vencedor Loan receivable 4 21 - - - - - - - - - - - - - - - - - - NSN Cash Interest - (9) (9) (9) (9) (9) (9) (10) (10) (10) (10) (10) (11) (11) (11) (11) (12) (12) (12) (12) NSN Balloon Repayment - - - - - - - - - - - - - - - - - - - - Bond Cash Interest - - - - - - - - - - - - - - - - - - - - Bond Balloon Repayment (Holdouts) - - - - - - - - - - - - - - - - - - - - Cash Balance BoP - $100 $125 $130 $134 $138 $142 $146 $150 $154 $158 $161 $164 $163 $250 $249 $250 $248 $250 $248 IHCo FCF - 25 5 5 3 4 4 4 4 4 3 3 (1) (1) (1) (1) (2) (2) (2) (2) Outflow from IHCo to RigCo - - - - - - - - - - - - - - - - - - - - Inflow from RigCo and NSNCo to IHCo - - - - - - - - - - - - - - - - - - - - New Secured Notes 100 - - - - - - - - - - - - - - - - - - - New Equity - - - - - - - - - - - - - - - - - - - - Cash Commitment Fee - - - - - - - - - - - - - - - - - - - - Cash Flow Sweep - - - - - - - - - - - - - 87 - 2 - 3 - 4 IHCo Cash Flow Sweep to RigCo - - - - - - - - - - - - - - - - - - - - Cash Balance EoP $100 $125 $130 $134 $138 $142 $146 $150 $154 $158 $161 $164 $163 $250 $249 $250 $248 $250 $248 $250 NSNCo                                         ($ in millions) 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 Cash Balance BoP - $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 Charged Account Holdings 228 - - - - - - - - - - - - - - - - - - - Cash Commitment Fee - - - - - - - - - - - - - - - - - - - - Release of Cash - - - - - - - - - - - - - - - - - - - - Cash Balance EoP $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 Cashflow Projections – Financing Case (cont.) IHCo NSNCo

Cashflow Projections – Delayed Dayrate Case

Seadrill

RigCo																				
($ in millions)	**1Q18**	**2Q18**	**3Q18**	**4Q18**	**1Q19**	**2Q19**	**3Q19**	**4Q19**	**1Q20**	**2Q20**	**3Q20**	**4Q20**	**1Q21**	**2Q21**	**3Q21**	**4Q21**	**1Q22**	**2Q22**	**3Q22**	**4Q22**
RigCo EBITDA	$167	$148	$117	$105	$246	$240	$252	$243	$370	$372	$390	$398	$407	$423	$412	$429	$406	$419	$428	$428
Change in WC	(74)	13	23	6	(103)	(10)	1	14	(89)	(20)	(6)	(4)	4	(29)	16	(16)	23	(26)	(3)	-
Capex	(31)	(63)	(75)	(115)	(75)	(78)	(51)	(77)	(96)	(141)	(56)	(25)	(61)	(29)	(81)	(29)	(62)	(39)	(30)	(30)
Reactivation Costs	(90)	-	-	-	(70)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Taxes	(28)	(26)	(23)	(22)	(33)	(33)	(34)	(33)	(41)	(41)	(42)	(43)	(45)	(46)	(46)	(47)	(45)	(46)	(47)	(47)
Unlevered FCF	**($56)**	**$73**	**$42**	**($26)**	**($34)**	**$119**	**$169**	**$147**	**$144**	**$170**	**$285**	**$326**	**$305**	**$319**	**$302**	**$337**	**$321**	**$308**	**$347**	**$350**
Interest	($90)	($69)	($70)	($71)	($71)	($71)	($72)	($73)	($73)	($73)	($72)	($72)	($71)	($69)	($65)	($64)	($61)	($59)	($55)	($54)
IRS Hedges	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Amortisation[1]	-	-	-	-	-	-	-	-	(63)	(73)	(111)	(111)	(130)	(130)	(130)	(130)	(130)	(130)	(130)	(130)
Amortisation Deferral	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Bank Debt Balloon Payments	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Ship Finance Bareboat Payment	(33)	(34)	(34)	(34)	(32)	(30)	(27)	(27)	(26)	(26)	(27)	(27)	(26)	(26)	(26)	(26)	(26)	(25)	(25)	(25)
Cash Balance BoP	**$986**	**$1,378**	**$1,347**	**$1,285**	**$1,154**	**$1,018**	**$1,036**	**$1,106**	**$1,153**	**$1,134**	**$1,131**	**$1,205**	**$1,322**	**$1,401**	**$1,250**	**$1,330**	**$1,250**	**$1,355**	**$1,250**	**$1,386**
RigCo FCF	(180)	(30)	(62)	(131)	(136)	18	70	48	(19)	(3)	74	117	78	94	80	116	105	93	136	141
Incremental Interest	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Balance BoP + RigCo FCF + Amort Deferral Impact	806	1,347	1,285	1,154	1,018	1,036	1,106	1,153	1,134	1,131	1,205	1,322	1,401	1,494	1,330	1,446	1,355	1,448	1,386	1,527
Specified Permitted Payments from RigCo to IHCo	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
New Investment	733	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
R2 Amendment Fees & NSN Commitment Fee / Equity Fee	(33)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Professional Fees	(148)	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Proceeds from Asset Sales	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Other Items - Archer Guarantee and Working Capital and Actuals Adjustment	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Premium Paid on Interest Rate Hedging	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
IHCo 2Q17 CF (pre transaction)	20	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Inflow from IHCo to RigCo	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-	-
Cash Flow Sweep	-	-	-	-	-	-	-	-	-	-	-	-	-	(244)	-	(196)	-	(198)	-	(277)
Cash Balance EoP	**$1,378**	**$1,347**	**$1,285**	**$1,154**	**$1,018**	**$1,036**	**$1,106**	**$1,153**	**$1,134**	**$1,131**	**$1,205**	**$1,322**	**$1,401**	**$1,250**	**$1,330**	**$1,250**	**$1,355**	**$1,250**	**$1,386**	**$1,250**

1. Amortisation in 2020 reflects the true-up for amortisation paid from 1 August 2017 to filing

104

($ in millions) 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 Unlevered FCF - - - - - - - - - - - - - - - - - - - - Sevan Developer cancellation - - - - - - - - - - - - - - - - - - - - Dividend In - SDLP 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 10 Dividend In - Vela and Polaris 6 3 4 4 2 4 4 4 4 4 4 4 - - - - - - - - SDLP West Vencedor Loan receivable 4 21 - - - - - - - - - - - - - - - - - - NSN Cash Interest - (9) (9) (9) (9) (9) (9) (10) (10) (10) (10) (10) (11) (11) (11) (11) (12) (12) (12) (12) NSN Balloon Repayment - - - - - - - - - - - - - - - - - - - - Bond Cash Interest - - - - - - - - - - - - - - - - - - - - Bond Balloon Repayment (Holdouts) - - - - - - - - - - - - - - - - - - - - Cash Balance BoP - $100 $125 $130 $134 $138 $142 $146 $150 $154 $158 $161 $164 $163 $224 $222 $250 $248 $250 $248 IHCo FCF - 25 5 5 3 4 4 4 4 4 3 3 (1) (1) (1) (1) (2) (2) (2) (2) Outflow from IHCo to RigCo - - - - - - - - - - - - - - - - - - - - Inflow from RigCo and NSNCo to IHCo - - - - - - - - - - - - - - - - - - - - New Secured Notes 100 - - - - - - - - - - - - - - - - - - - New Equity - - - - - - - - - - - - - - - - - - - - Cash Commitment Fee - - - - - - - - - - - - - - - - - - - - Cash Flow Sweep - - - - - - - - - - - - - 61 - 29 - 3 - 4 Cash Balance EoP - - - - - - - - - - - - - - - - - - - - $100 $125 $130 $134 $138 $142 $146 $150 $154 $158 $161 $164 $163 $224 $222 $250 $248 $250 $248 $250 NSNCo                                         ($ in millions) 1Q18 2Q18 3Q18 4Q18 1Q19 2Q19 3Q19 4Q19 1Q20 2Q20 3Q20 4Q20 1Q21 2Q21 3Q21 4Q21 1Q22 2Q22 3Q22 4Q22 Cash Balance BoP - $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 Charged Account Holdings 228 - - - - - - - - - - - - - - - - - - - Cash Commitment Fee - - - - - - - - - - - - - - - - - - - - Release of Cash - - - - - - - - - - - - - - - - - - - - Cash Balance EoP $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 $228 Cashflow Projections – Delayed Dayrate Case (cont.) IHCo NSNCo

Appendix G Bank Debt Maturity and Amortisation Profile

Bank Maturity Profile Lenders will be asked to consent within 30 days of the Petition Date to extend maturities by a further three months so that they fall between June 2022 and December 2024 Adjusted for sale of three jack-ups in Q2-17 ECA tranches mature concurrently with respective Commercial tranche if Commercial tranche is not refinanced ($ in millions) Today Amended Profile(1) Facility Original Maturity Outstanding Amount at 6/30/2017 (2) New Maturity Maturity Extension (months) $450mm Facility 19-Jun-16 265 19-Mar-22 69.0 $400mm Facility 08-Dec-16 135 23-Jul-22 67.5 $2,000mm Facility (NADL) 15-Apr-17 950 25-Oct-22 66.3 $440mm Facility 19-Dec-17 173 30-Apr-23 64.4 $1,450mm Facility(2) 02-Apr-18 332 14-Jul-23 63.4 $360mm Facility (AOD) 15-Apr-18 219 24-Jul-23 63.3 $300mm Facility 23-Aug-18 150 27-Oct-23 62.1 $1,750mm Facility (Sevan) 30-Sep-18 875 24-Nov-23 61.8 $1,500mm Facility(3) 14-Aug-19 1,156 19-Jul-24 59.2 $1,350mm Facility 29-Aug-19 979 29-Jul-24 59.0 $950mm Facility(3) 29-Jan-20 586 29-Aug-24 55.0 $450mm Facility (2015) 26-Aug-20 133 28-Sep-24 49.1

Amortisation Profile Amortisation paid semi-annually, adjusted to quarterly for illustrative purposes in status quo ECA tranches mature concurrently with respective Commercial tranche if Commercial tranche is not refinanced 2020 Amortisation does not reflect the amortisation true up for amortisation paid from 1 August 2017 to filing This total will reduce to reflect maturities from March 2022 or June 2022 if extended by a further three months ($ in millions) Status Quo Amended Profile Facility Original Amortisation Tenor (Years) Quarterly Amortisation 2020 Quarterly Amortisation(3) 2021 until Maturity Quarterly Amortisation $450mm Facility 8.5 $13.2 $6.0 $7.1 $400mm Facility 10 10.0 4.1 4.9 $2,000mm Facility (NADL) 12 41.7 20.0 23.5 $440mm Facility(1) 10 8.5 1.6 1.8 $1,450mm Facility(2) 12 10.1 5.8 6.7 $360mm Facility (AOD) 10 9.0 4.6 5.4 $300mm Facility 10 6.0 3.0 3.5 $1,750mm Facility (Sevan) 10 35.0 17.5 20.5 $1,500mm Facility(1) 12 31.3 17.9 21.0 $1,350mm Facility 10 33.8 17.8 20.9 $950mm Facility(1) 12 for Carina, 10 for Eclipse 16.5 9.5 11.3 $450mm Facility (2015) 8.5 5.8 3.1 3.6 Quarterly Total $220.9 $110.8 $130.4 Annual Total $883.6 $443.4 $521.5(4) 108

Appendix H Forward LIBOR Curve

Forward LIBOR Curve